EXHIBIT 99.1

PRESS RELEASE

                       Contact:
                       Amy Ford
                       Director of Investor Relations
                       Cabot Microelectronics Corporation
                                              (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS
RESULTS FOR FIRST QUARTER OF FISCAL 2010

•	Record Revenue of $97.7 Million
•	Gross Profit Margin of 51.6 Percent of Revenue
•	Earnings Per Share of 56 Cents
•	Strong Industry Outlook for 2010

AURORA, IL, January 28, 2010 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries and growing CMP pad supplier to the semiconductor industry, today reported financial results for its first quarter of fiscal 2010, which ended December 31, 2009.

The company reported a record level of quarterly revenue of $97.7 million for its first fiscal quarter, which represents an increase of 55.0 percent compared to the same quarter last year and an increase of 1.2 percent compared to the prior quarter, on continued strong demand for the company’s products, particularly from manufacturers of memory devices.  The company achieved a gross profit margin of 51.6 percent of revenue in the first fiscal quarter, diluted earnings per share of $0.56, which represents a record when compared to historical results that are adjusted to include share-based compensation expense, and cash flow from operations of $27.2 million.  The company’s balance sheet reflects a balance of cash and cash equivalents of $224.8 million as of December 31, 2009, and no debt outstanding.

“We are delighted with our outstanding financial performance this quarter, which we believe reflects solid execution on our strategies and key initiatives, combined with a continued strong industry environment.  This quarter represents the company’s third successive quarter of solid financial results following the severe downturn in the first half of fiscal 2009,” said William Noglows, Chairman and CEO of Cabot Microelectronics. “With semiconductor device inventories at relatively low levels and bullish outlooks reported from a number of our customers, we are optimistic about the continued strength of semiconductor device demand in calendar 2010.  Additionally, we are commercializing innovative new products that we believe will further build upon our positive momentum.  In recognition of our high-performance slurry and pad products and the associated strong support we provide, we were honored once again to receive a Supplier Excellence Award from Taiwan Semiconductor Manufacturing Company, which we believe affirms our commitment to close collaboration with our customers and paves the way for future opportunities.”

Key Financial Information

Total first fiscal quarter revenue of $97.7 million represents a 55.0 percent increase from the $63.0 million reported in the same quarter last year and a 1.2 percent increase from $96.5 million last quarter.  The increase in revenue from the same period last year primarily reflects significantly improved economic and industry conditions, as well as contributions from Epoch Material Co. Ltd., which the company acquired in February 2009.  Compared to the prior quarter, revenue increased across all business areas, except CMP slurries for dielectric and copper applications.

Gross profit, expressed as a percentage of revenue, was 51.6 percent this quarter, compared to 45.6 percent in the same quarter a year ago and 48.4 percent last quarter.  Compared to the year ago quarter, gross profit percentage increased primarily due to increased utilization of the company’s manufacturing capacity on significantly higher demand.  The increase in gross profit percentage versus the previous quarter was primarily due to a higher valued product mix, as well as the benefit of a $1.6 million raw material supplier credit related to achieving a certain volume threshold.

From October 2006 through April 2009, the company had provided full year gross profit margin guidance in the range of 46 to 48 percent of revenue.  However, it suspended this guidance last April due to the uncertainty in the global economic and industry environments caused by the severe economic downturn.  In light of the stabilizing industry environment and resulting increased visibility, the company now expects its gross profit margin to be in the range of 46 to 50 percent of revenue for full fiscal year 2010.  The increase in the upper level of the range reflects the contribution of Epoch’s strong gross profit margins and associated synergies, as well as improvement associated with higher pad revenue.  This guidance is for the full fiscal year and quarter to quarter the company’s gross profit percentage may be above or below this range.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $30.1 million in the first fiscal quarter, or $0.7 million higher than the $29.4 million reported in the same quarter a year ago, driven primarily by higher staffing related costs, partially offset by lower professional fees.  Operating expenses were $2.2 million higher than the $28.0 million reported in the previous quarter, mostly due to increased staffing related costs.  The company continues to expect its full year operating expenses to be in the range of $120 million to $125 million for fiscal 2010.

Net income for the quarter was $13.1 million, compared to $0.1 million in the same quarter last year and $12.2 million last quarter, primarily due to the higher level of sales and gross profit margin percentage, partially offset by higher operating expenses.

Diluted earnings per share were $0.56 this quarter, which is the second consecutive quarter of record earnings per share when compared to historical results that are adjusted to include share-based compensation expense.  This is up from $0.01 reported in the first quarter of fiscal 2009 and $0.52 reported in the previous quarter.

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The live conference call will be available via webcast from the company’s website, www.cabotcmp.com, or by phone at (888) 396-2386.  Callers outside the U.S. can dial (617) 847-8712.  The conference code for the call is 43991143.  A replay will be available through February 25, 2010 via webcast at www.cabotcmp.com.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and growing CMP pad supplier to the semiconductor industry. The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company’s mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today’s challenges and help enable tomorrow’s technology.  Since becoming an independent public company in 2000, the company has grown to approximately 900 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Amy Ford, Director of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; and the construction of facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's annual report on Form 10-K for the fiscal year ended September 30, 2009, filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended
	December 31,	September 30,	December 31,
	2009	2009	2008

Revenue	$97,672	$96,513	$63,017

Cost of goods sold	47,264	49,775	34,311

Gross profit	50,408	46,738	28,706

Operating expenses:

Research, development & technical	12,581	12,514	12,114

Selling & marketing	6,322	5,798	5,973

General & administrative	11,245	9,673	11,326

Total operating expenses	30,148	27,985	29,413

Operating income	20,260	18,753	(707)

Other income (expense), net	61	(712)	876

Income before income taxes	20,321	18,041	169

Provision for income taxes	7,197	5,871	53

Net income	$13,124	$12,170	$116

Basic earnings per share	$0.57	$0.53	$0.01

Weighted average basic shares outstanding	23,167	23,137	23,020

Diluted earnings per share	$0.56	$0.52	$0.01

Weighted average diluted shares outstanding	23,294	23,248	23,026

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	December 31,	September 30,
	2009	2009
ASSETS:

Current assets:
Cash, cash equivalents and short-term investments	$224,810	$199,952
Accounts receivable, net	49,904	53,538
Inventories, net	43,970	44,940
Other current assets	17,959	18,422
Total current assets	336,643	316,852

Property, plant and equipment, net	116,493	122,782
Other long-term assets	76,453	75,510
Total assets	$529,589	$515,144

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$12,505	$15,182
Capital lease obligations	1,231	1,210
Accrued expenses and other current liabilities	26,079	23,144
Total current liabilities	39,815	39,536

Capital lease obligations	992	1,308
Other long-term liabilities	3,597	3,571
Total liabilities	44,404	44,415

Stockholders' equity	485,185	470,729
Total liabilities and stockholders' equity	$529,589	$515,144